Exhibit 99.1


June 28, 2004

Contact:  David Morris, (907) 265-5396 or dmorris@gci.com


                  RCA ISSUES ORDER SETTING UNE AND WHOLESALE
                              RATES IN ANCHORAGE

ANCHORAGE -- The Regulatory Commission of Alaska (RCA) issued an order setting prices for GCI's lease of Alaska Communications Systems' (ACS) lines for local telephone competition in Anchorage. Although the RCA's ruling set rates for numerous elements of ACS' network, the most significant is the lease rate for local lines.

The order increases the lease rate from $14.92 to $19.15 per line per month. In setting this rate, the RCA ruled on a variety of factors such as depreciation, cost of capital, cost of the network, maintenance and administrative overhead. GCI estimates today's ruling will increase its cost to provide competitive telephone service in Anchorage by approximately $265,000 per month.

GCI is analyzing today's ruling and has not determined whether it will appeal.

"Given the increased costs contained in today's order, the rate-of-return to deploy GCI's own network will be substantially increased," said Dana Tindall, GCI senior vice president of regulatory and legal affairs. "This creates incentive, which we are currently evaluating, for us to accelerate the deployment of our digital local telephone service."

In other company news, Jerry Edgerton has joined the GCI board of directors. Mr. Edgerton is the senior vice president of government markets with MCI.

GCI (NASDAQ: GNCMA) is an Alaska-based integrated communication provider that delivers voice, video and data services through its fiber optic, satellite, hybrid fiber coaxial and metropolitan area networks. More information about GCI can be found at www.gci.com.


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